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CONSOLIDATED STATEMENTS OF CASH FLOWS                U S WEST, Inc.

                                                     Year Ended
                                                     December 31,
In millions                                         1998     1997
------------------------------------------------- -------- ---------

OPERATING ACTIVITIES
 Net income                                       $ 1,508  $ 1,524
 Adjustments to net income:
  Depreciation and amortization                     2,199    2,163
  Gains on sales of rural telephone exchanges           -      (77)
  Gain on sale of investment in Bellcore                -      (53)
  Asset impairment                                     35        -
  Deferred income taxes and amortization
   of investment tax credits                          106      (15)
 Changes in operating assets and liabilities:
  Accounts receivable                                 (26)     (60)
  Inventories, supplies and other current assets      (12)     (63)
  Accounts payable, accrued expense
   and advanced billings                              (13)     487
  Other                                               130      285
------------------------------------------------- -------- ---------
Cash provided by operating activities               3,927    4,191
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INVESTING ACTIVITIES
 Expenditures for property, plant and equipment    (2,672)  (2,168)
 Proceeds from (payments on) disposals of property,
   plant and equipment                                (30)      22
 Proceeds from sales of rural telephone exchanges       -       67
 Proceeds from sale of investment in Bellcore           -       65
 Other                                                (67)     (73)
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Cash used for investing activities                 (2,769)  (2,087)
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FINANCING ACTIVITIES
 Net proceeds from (repayments of) short-term debt    887     (640)
 Net (repayments of) proceeds from issuance
   of Old U S WEST short-term debt                   (198)     153
 Proceeds from issuance of long-term debt           3,781       29
 Repayment of Old U S WEST debt in connection
   with the DEX Alignment                          (3,829)       -
 Repayments of long-term debt                        (442)    (446)
 Proceeds from issuance of common stock                88       75
 Dividends paid on common stock                    (1,056)    (992)
 Dividends paid to Old U S WEST                      (194)    (336)
 Payment to Old U S WEST for debt refinancing costs  (140)       -
 Return of capital from Old U S WEST                   13        -
 Purchases of treasury stock                          (46)       -
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Cash used for financing activities                 (1,136)  (2,157)
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CASH AND CASH EQUIVALENTS
 Increase (decrease)                                   22      (53)
 Beginning balance                                     27       80
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Ending balance                                    $    49  $    27
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